Prospectus Supplement No. 12                  Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated November 2, 1999)        Registration No. 333-89345

                              Prospectus Supplement
                               Dated July 24, 2000

This prospectus relates to the resale by the holders of our:

         o        $300,000,000  principal amount of 6.25%  convertible notes due
                  2009,

         o        $425,500,000  principal amount of 2.25%  convertible notes due
                  2009, and

         o the shares of Class A common stock issuable upon conversion of the notes.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated November 2, 1999, including any amendments or supplements thereto. The terms of the notes are set forth in the prospectus.

The information in the table appearing under the heading "Selling Securityholders" on page 42 in the prospectus is hereby amended by adding the information below with respect to selling securityholders not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to selling securityholders previously listed in the prospectus or in any amendments or supplements thereto that are listed below:

                                                                              Number of Shares                      Percentage of
                                                       Principal Amount      of Class A Common        Number of        Class A
                                                      at Maturity of 6.25%     Stock Issuable       Shares of Class   Common Stock
                                                      Notes Beneficially    Upon Conversion of      A Common Stock  Outstanding as
                                                        Owned That May      the 6.25% Notes That      Beneficially    of July 19,
                Selling Securityholders                     be Sold             May be Sold             Owned**         2000***
               -------------------------              -------------------   -------------------    ---------------  --------------

Putnam Balanced Retirement Fund                            $28,000               1,147                  --               *
Putnam Convertible Opportunities and Income Trust          $36,000               1,475                  --               *
Museum of Fine Arts, Boston                                $14,000                 573                  --               *
ProMutual                                                  $50,000               2,049                  --               *
University of Rochester                                    $13,000                 532                  --               *
Parker-Hannifin Corporation                                $24,000                 983                  --               *
                                                       ===========             =======                 ===              ==

TOTAL                                                     $165,000               6,759                  --               *


*   Less than 1%.
**  In addition to the shares issuable upon conversion of the notes.
*** Includes shares issuable upon conversion of the notes and additional shares beneficially owned as of July 19, 2000.